FIFTH AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS FIFTH AMENDMENT TO THE SUB-ADVISORY AGREEMENT, effective as of May 1, 2018 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”), a Tennessee corporation, and SSGA Funds Management, Inc. (the “Sub-Adviser”), a Massachusetts corporation.

WHEREAS, the Adviser has contracted with the Sub-Adviser to provide sub-advisory services to certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Sub-Advisory Agreement, entered into April 30, 2008, as amended (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to amend the fee rates therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Schedule A shall be deleted and replaced with the attached Schedule A to add the LVIP SSGA Short-Term Bond Index Fund;

2.        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3.        This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION	SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Jayson R. Bronchetti	By:	/s/ Ellen M. Needham

Name:	Jayson R. Bronchetti	Name:	Ellen M. Needham
Title:	President	Title:	President

SCHEDULE A

Fee Schedule

Pursuant to Section 3 of the Sub-Advisory Agreement between Lincoln Investment Advisors Corporation (the “Adviser”) and SSGA Funds Management, Inc. (the “Sub-Adviser”) with respect to multiple Funds of the Lincoln Variable Insurance Products Trust (the “Trust”), the Adviser shall pay the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

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